Exhibit 99.1

NanoVibronix Applies for Inclusion of UroShield Products in NHS Prescription Services’ Drug Tariff

Listing enables Reimbursement and Increased Distribution for NHS patients

ELMSFORD, N.Y., August 28, 2023 (Business Wire) — NanoVibronix, Inc., (NASDAQ: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today provided an update on its efforts to expand distribution of its UroShield family of products.

In conjunction with the Company’s UK distribution partner, Peak Medical Ltd, the Company submitted an application to The National Health Service (“NHS”) Prescription Services for reimbursement of its UroShield family of products. NHS Prescription Services’ primary function is to determine the reimbursement and remuneration due when prescriptions are dispensed outside hospitals anywhere in England. All devices listed are nationally available on the NHS Drug Tariff. Listing of UroShield on the NHS Drug Tariff results in the NHS paying the cost of the device and not the patient.

Brian Murphy, Chief Executive Officer of NanoVibronix, Inc., commented, “We believe that inclusion in the NHS Drug Tariff enables UroShield technology to be  reimbursed and gain broader distribution through pharmacies. Doctors and specialist nurses will be able to prescribe UroShield for patients who struggle with recurring catheter associated urinary tract infections (C-AUTI) and catheter blockages. This submission represents yet another channel that we are pursuing to get our products into the hands of the many patients who could benefit from them.”

Below is a sampling of testimonials that the Company has received from patients and clinicians:

“The wife of one patient swears that without the use of the UroShield, her husband would no longer be with us, as he suffered multiple infections and was resistant to many of the antibiotics. Since using the UroShield, he has not had any infections.”

“The use of Uroshield device has been transformational to N. and made his care much more straight forward. Given that UroShield contributes to a reduction in NHS resources, I strongly support the request for this to be provided by the NHS.”

Murphy continued, “We are hopeful of receiving approval of our application in the near-term as it could open many more channels for our UroShield products. Recent data from NHS indicates there were nearly 12,000 active community pharamacies and Dispensing Appliance  Contractors responsible for dispensing medications, applicances and medical devices to NHS patients.1 Expanding our addressable market and points of distribution are essential to growing and scaling our business. If approved, this application could make it financially feasible for an increasing number of patients to have access to UroShield.”

1https://www.nhsbsa.nhs.uk/statistical-collections/general-pharmaceutical-services-england/general-pharmaceutical-services-england-201516-202021#:~:text=There%20were%2011%2C600%20active%20community,%2F21%2C%20while%20451%20closed

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.